Exhibit 16

Securities and Exchange Commission
Washington, D.C., 20549

Ladies and Gentlemen:

We were previously the principal accountants for Carroll Shelby International, Inc. and, under the date of May 22, 2003, we reported on the financial statements of Carroll Shelby Licensing, Inc. (predecessor company) as of and for the years ended December 31, 2002 and 2001 (included as an exhibit to the Company's Form 8-K dated June 3, 2003.  Spicer Jeffries LLP's professional liability insurance coverage for audits of publicly reporting companies was not renewed by our previous insurance carrier and we have been unable to obtain new insurance coverage for Public Registrants.  Due to this development, we resigned our appointment as Carroll Shelby International, Inc.'s principal accountants on March 12, 2004.  We have read the Company's statements included under Item 4 of its Form 8-K dated March 12, 2004, and we agree with such statements.  However, we are not in a position to either agree or disagree with the Company's statement that they have not engaged new auditors.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 12, 2004